Exhibit 10.26 - SEPARATION AGREEMENT

In accordance with the mutual promises and consideration set forth below, the sufficiency of which is hereby acknowledged, this Agreement is made and entered into by and between Brian E. Luoma and Louisiana-Pacific Corporation.

1. Definitions
As used herein: "Mr. Luoma” shall mean Brian E. Luoma, his spouse, heirs, agents, assigns or other persons or entities acting on his behalf or claiming through him. Notwithstanding the foregoing, in Sections 7, 8, and 9 of this agreement, “Luoma” shall mean Brian E. Luoma individually.

"LP" shall mean Louisiana-Pacific Corporation, its officers, directors, employees, agents, parent corporations, divisions, affiliates, subsidiaries, attorneys, insurers, successors and assigns.

2. Terms of separation
Effective at the close of business on May 13, 2017, or on an earlier date as mutually agreed to by Luoma and LP (the "Separation Date"), Luoma’s employment with LP is terminated. Mr. Luoma and LP hereby agree to terminate the employment relationship amicably upon the following terms, conditions, covenants, and obligations. The parties agree that this Agreement is entered into for good and valuable consideration.

3. Payment of amounts earned and owing
Mr. Luoma will receive all amounts earned and owing as following:

a.	Regular salary and benefits through the last day worked, to be paid as soon as practicable on or after the Separation Date but in no event later than the date required by Tennessee law.
b.
Earned and accrued vacation pay representing 200 unused vacation hours, less any additional vacation hours used prior to the Separation Date, to be paid as soon as practicable on or after the Separation Date but in no event later than the date required by Tennessee law.

c.
Severance Pay in the amount of $342,000.00 representing payment of any amounts owed under the terms of the current applicable LP severance policy, to be paid in biweekly installments beginning with the payroll period following the Separation Date, pursuant to LP’s standard payroll processing cycle, until paid in full to Mr. Luoma or until March 15, 2018, whichever comes first. If after March 15, 2018, there remains any balance, the remaining amount will be paid in lump sum as soon as practicable. All Severance Pay is subject to all required withholdings and payment may be accelerated at LP’s sole discretion.

Mr. Luoma agrees and acknowledges that, but for this Agreement, the amounts in Section 3 above represent all wages and benefits due him upon termination as a result of his employment with LP.

4. Enhanced benefits
In consideration for this Agreement, Mr. Luoma will receive the enhanced benefits described in this Section 4. Mr. Luoma acknowledges that but for entering into this Agreement he is not entitled to any of these enhanced benefits.

a.
Additional Severance Pay.  Mr. Luoma shall be entitled to receive the sum of $171,000.00 less any regular salary earned and paid to him by LP in 2017, as Additional Severance Pay. The additional severance paid will be paid as a lump sum at the same time and in accordance with the payments in Section 3a. of this agreement, and will be subject to all required withholdings.

b.
Health Insurance Make Whole Payment. Mr. Luoma shall receive $4,766 representing the eighteen (18) months cash value to pay for health insurance under LP’s Retiree Medical Plan. A lump sum payment shall be made as soon as practicable following the Separation Date, less required withholdings.

c.	Outplacement Services. LP agrees to pay the cost of outplacement services for Mr. Luoma rendered by a company of LP’s choice for up to twelve (12) months from January 1, 2017.
d.
Financial Planning and Tax Preparation. LP agrees to continue to pay, through the end of 2017, the same financial planning services from The Ayco Company. LP agrees to pay the cost of tax preparation services from The Ayco Company through April 15, 2018, for the 2017 taxable year. These services will be at a level consistent with prior years.

e.
Continued Equity Vesting. Mr. Luoma’s Restricted Stock equity grants of 7,042 and 26,684, from 2015 and 2016, respectively, would normally be forfeited upon his termination of employment. As further consideration for this agreement, LP, pursuant to the Compensation Committee authority, amends the Restricted Stock Form of Awards for 2015 and 2016 to remove any requirement of continued employment at the Company. The amendment is effective on the Separation Date. Mr. Luoma, by executing this agreement, acknowledges that the removal of the continued employment requirement will cause a taxable event to him, and he agrees to pay the Company the statutory tax withholding amount on or about the Severance Date, if the statutory tax withholding is not withheld by the Company.

5.    Employee Benefit Plans.
Mr. Luoma has or may have accrued benefits and rights under LP's employee benefit plans, including, without limitation, pension benefit plans, health and welfare benefit plans, insurance coverages, the terms of all of which are incorporated herein by this reference. All benefits and rights arising out of such plans and programs shall be payable or exercisable upon termination of Mr. Luoma's employment solely in accordance with the terms of those plans, programs and related agreements in effect on the Separation Date. The terms of plans, programs and related agreements shall determine all rights there under.

6.    Termination of Prior Agreements.
The parties agree that except as specifically addressed herein, all prior agreements, if any, between them relating to Mr. Luoma's employment, verbal or written, are terminated and of no further force and effect.

7.    Cooperation.
Mr. Luoma acknowledges that he has acquired particular knowledge, information and expertise in his capacity with LP. Starting on January 1, 2017, Mr. Luoma agrees to make himself available, as reasonably necessary, for a period not to exceed eighteen (18) months, in person and by telephone to cooperate and provide assistance to LP in connection with business matters of LP that fall within expertise or relate to prior employment with LP and with regard to any pending or future government investigations, pending or future administrative actions and pending or future litigation, for which he has such information, knowledge and expertise. This date may be extended by mutual agreement. Mr. Luoma agrees that he will notify LP as soon as reasonably practicable of any subpoena or litigation complaint that he receives that relates to former positions within LP. Subsequent to June 30, 2018, Mr. Luoma will be compensated for time pursuant to a rate of $ 100 per hour with a maximum of $900 per day and the reimbursement of expenses for reasonable travel, telephone, mail and other similar items, as required. To the extent LP has control over such timing, LP agrees not to require Mr. Luoma's participation to the degree it unreasonably interferes with any future employment or personal activity.

8.    Release.
Except as otherwise provided herein, Mr. Luoma irrevocably and unconditionally releases, acquits and forever discharges LP from any and all charges, complaints, claims, promises, agreements, controversies, liabilities, obligations, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known, whether based on contract, statute or common law, or unknown which he now has, owns, or holds, or claims to have, own, or hold, or to have had, owned, or held against any of the parties so released. Specifically included herein are any claims against LP for claims under, under any federal law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Federal Worker Adjustment and Retraining Notification (WARN) Act, any state law related to employment, including, but not limited to, the Tennessee Human Rights Act and the

Tennessee Handicap Act, and any claims arising under statutory or common law growing out of any legal obligation on the part of LP towards employees or any legal restriction on LP’s right to dictate the terms and conditions of employment for all employees and to terminate its employees including, but not limited to, contract, tort, public policy or wrongful discharge.

9. Company Information.
Mr. Luoma recognizes and acknowledges that during the course of his employment he has had and will continue to have access to certain information not generally known to the public, relating to the business of LP which may include without limitation, LP’s data, programs, customer or contact lists, sources of supply, prospects or projections, product plans, manufacturing techniques, processes, formulas, research or experimental work, work in process, technology, trade secrets, inventions, patents, engineering specifications, designs, drawings or any other LP business, proprietary or confidential matter (collectively “Company Information”). Mr. Luoma recognizes and acknowledges that this Company Information constitutes a valuable, special and unique asset of LP, access to and knowledge of which were essential to the performance of his duties.

Mr. Luoma acknowledges and agrees that all such Company Information, including without limitation that which he conceived or developed, either alone or with others, at any time during employment by LP, is and shall remain the exclusive property of LP. By signature on this agreement, Mr. Luoma represents and warrants that he has returned to LP all Company Information that he has in his possession or under his control, that he has not made copies of any Company Information, that he has not used or disclosed any Company Information to any person other than for the benefit of LP, and that he agrees that LP may rely upon that representation and warranty.

Mr. Luoma acknowledges and agrees that, except as directed by LP, he will not at any time use or disclose to any person, any Company Information, or permit any person to use, examine or make copies of any information sources which contain or are derived from Company Information, without the prior written permission of LP. In the event of a breach of this provision by Mr. Luoma, in addition to any other remedies available to LP, he shall pay as liquidated damages the entire amount received under Section 4 of this agreement. It is agreed that this amount is intended by Mr. Luoma and LP as liquidated damages and not as a penalty.

10.    Non-disparagement.
Mr. Luoma and LP agree not to do or say anything which would portray the other in a negative or poor light.

11.    Attorney Fees.
It is hereby agreed among the parties that should any complaint be filed or claim be made arising out of the breach of any of the provisions of this Agreement or for the purpose of enforcing any of its provisions, the prevailing party or parties shall be entitled to its or their reasonable attorney fees from all other parties as determined by the trial court. If any appeal is taken from the decision of the trial court, the prevailing party or parties shall be entitled also to its or their additional attorney fees on appeal as determined by the appropriate court.

12.    Choice of Law.
This Agreement is made and entered into in the State of Tennessee and shall in all respects be interpreted, enforced and governed under the laws of Tennessee. The language of all parts of the Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any portion of this agreement be found void, the remainder shall continue in full force and effect.

13.    Forum Selection Clause
Mr. Luoma and LP agree that the exclusive jurisdiction for the adjudication of any claims or breach of this Agreement shall be in the Chancery Court for Davidson County, Tennessee.

14.     No admission.
This Agreement shall not be construed in any manner as an admission by either party that they violated any law, policy or procedure or acted wrongfully with respect to the other party or any other person. Each party specifically disclaims any liability to the other arising from Mr. Luoma's employment relationship with LP except as specifically addressed herein.

15.     Provisions of Older Worker Benefit Protection Act.
Mr. Luoma acknowledges that this Agreement and the discussions leading to signature upon it have fully complied with the requirements of the Older Worker Benefit Protection Act including but not limited to:

▪	This Agreement has been written in a manner that is calculated to be understood, and is understood, by Mr. Luoma;

▪	The release provisions apply to any rights Mr. Luoma may have under the Age Discrimination in Employment Act;

▪	The release provisions do not apply to any rights Mr. Luoma may have under the Age Discrimination in Employment Act that arise after he executes this Agreement;
▪	LP hereby advises Mr. Luoma to consult with an attorney prior to executing this Agreement;

▪
LP is giving Mr. Luoma a period of twenty-one (21) days to consider this Agreement. Mr. Luoma may accept and sign this Agreement before the expiration of that period, but is not required to do so by LP;

▪
For a period of seven (7) days following the signing of this Agreement, Mr. Luoma may revoke this Agreement. Mr. Luoma will provide written notice of any such revocation to LP. This Agreement shall become "effective" on the eighth day after Mr. Luoma signs it, if it has not been revoked during the revocation period; and

▪
LP has provided all data and information required (including an exhibit reflecting the titles and age of the effected group and their disposition, if applicable) and necessary to permit Mr. Luoma to make an informed choice as to whether or not to sign this Agreement.

16.    Execution of Agreement.
This Agreement may be executed in counterparts.

18.    Withholdings.
All payments described in this Agreement are subject to applicable federal, state and local tax and other required withholdings.

This Separation Agreement is executed by me without reliance on any representation by LP or any of its representatives and I further state that I HAVE CAREFULLY READ THE FOREGOING SEPARATION AGREEMENT, HAVE BEEN ADVISED OF ITS MEANING AND CONSEQUENCES AND KNOW THE CONTENTS THEROF AND I SIGN THE SAME AS MY OWN FREE ACT.

Executed at Nashville, Tennessee, this th day of December, 2016

By: /s/ Brian E. Luoma
Brian E. Luoma

LOUISIANA-PACIFIC CORPORATION

By:/s/ Tim Hartnett
Tim Hartnett

Title: Vice President, Human Resources